Exhibit 99.1

TriplePoint Venture Growth BDC Corp.

Announces Special Distribution of $0.10 per Share

$1.54 OF DISTRIBUTIONS DECLARED IN 2018

Menlo Park, Calif., December 6, 2018 — TriplePoint Venture Growth BDC Corp. (NYSE: TPVG) (the “Company,” "TPVG," “we,” “us,” or “our”), the leading financing provider to venture growth stage companies backed by a select group of venture capital firms in the technology, life sciences and other high growth industries, today announced that its Board of Directors declared a special distribution of $0.10 per share, payable on December 28, 2018, to shareholders of record at the close of business on December 20, 2018. Shareholders have the option to receive the distribution payment in cash or receive shares of common stock pursuant to the Company’s dividend reinvestment plan.

“This distribution, along with our anticipated additional undistributed earnings spillover, is a reflection of an outstanding year and demonstrates our ability to generate meaningful net investment income in excess of our quarterly dividend along with our commitment to returning value to our shareholders,” stated Jim Labe, chairman and chief executive officer of the Company. “The payment brings our 2018 annual distributions to $1.54 per share, generating nearly a 13% dividend yield as of the date of declaration,” added Mr. Labe.

During fiscal year 2018, the Company declared and paid distributions of $1.54 per share, bringing the total cumulative distribution declared since its IPO to $7.08 per share.

ABOUT TRIPLEPOINT VENTURE GROWTH BDC CORP.

The Company serves as the primary financing source for the venture growth stage business segment of TriplePoint Capital LLC, the leading global provider of financing across all stages of development to technology, life sciences and other high growth companies backed by a select group of venture capital firms. The Company’s investment objective is to maximize its total return to stockholders primarily in the form of current income and, to a lesser extent, capital appreciation by primarily lending with warrants to venture growth stage companies. The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. More information is available at http://www.tpvg.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release constitute forward-looking statements. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company's control. Words such as "anticipates," "expects," "intends," "plans," "will," "may," "continue," "believes," "seeks," "estimates," "would," "could," "should," "targets," "projects," and variations of these words and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

INVESTOR RELATIONS AND MEDIA CONTACT

Abernathy MacGregor Group

Alan Oshiki / Sheila Ennis

212-371-5999 / 415-745-3294

aho@abmac.com / sbe@abmac.com

1